Exhibit 99.1

Immediate Release
Contact: Patrick Nolan
248.754.0884

BORGWARNER WINS NUMEROUS ADDITIONAL ELECTRIC VEHICLE AWARDS, ANNOUNCES E-MOTOR ACQUISITION AND REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

Auburn Hills, Michigan, February 15, 2022 – BorgWarner Inc. (NYSE: BWA) today reported 2021 fourth quarter and full-year results.

New Program Awards and Charging Forward Highlights:
•BorgWarner’s 2022 electric vehicle revenue is expected to grow to more than $800 million, which is more than double what it was in 2021. Based on new business awards and actions announced to date, the Company believes it is already on track to achieve more than $3.3 billion of electric vehicle revenue by 2025.
•BorgWarner has secured a contract with a Chinese luxury new energy vehicle (NEV) brand to supply its new integrated drive module (iDM) equipped with its compact 800V silicon carbide (SiC) inverter and hairpin electric motor, expected to launch in 2023.
•BorgWarner also announced an 800V SiC inverter award with a major Chinese OEM, expected to launch in early 2023.
•BorgWarner secured an award for a North American generator inverter program with a major global OEM, expected to launch in 2024.
•BorgWarner will supply GILLIG, a leading manufacturer of heavy-duty transit buses in North America, with the third generation of its battery systems, expected to launch in 2023.
•BorgWarner announced the acquisition of Santroll’s light vehicle eMotor business in China for up to ¥1.4 billion.
•BorgWarner sold its Water Valley, Mississippi facility to Atar Capital.

Fourth Quarter Highlights:
•U.S. GAAP net sales of $3,655 million, down 6.9% compared with fourth quarter 2020.
◦Excluding the impact of foreign currencies and the net proforma impact of acquisitions and divestitures, organic sales were down 6.5% compared with fourth quarter 2020.
•U.S. GAAP net earnings of $129 million, or $0.54 per diluted share.
◦Excluding the $0.52 per diluted share related to non-comparable items (detailed in the table below), adj. net earnings were $1.06 per diluted share.
•U.S. GAAP operating income of $178 million, or 4.9% of net sales.
◦Excluding the $197 million of net pretax impacts related to non-comparable items, adj. operating income was $375 million, or 10.3% of net sales.
•Net cash provided by operating activities of $542 million.
◦Free cash flow of $370 million.

Full Year Highlights:
•U.S. GAAP net sales of $14,838 million, up 46.0% when compared with 2020.
◦Excluding the impact of foreign currencies and the net proforma impact of acquisitions and divestitures, organic sales were up 12.2% compared with 2020.
•U.S. GAAP net earnings of $537 million, or $2.24 per diluted share.
◦Excluding $1.91 per diluted share related to non-comparable items (detailed in the table below), adjusted net earnings were $4.15 per diluted share.
•U.S. GAAP operating income of $1,151 million, or 7.8% of net sales.
◦Excluding the $380 million of net pretax impacts related to non-comparable items, adjusted operating income was $1,531 million, or 10.3% of net sales.
•Net cash provided by operating activities of $1,306 million.
◦Free cash flow of $640 million.

Financial Results:
The Company believes the following table is useful in highlighting non-comparable items that impacted its U.S. GAAP net earnings per diluted share. The non-comparable items presented below are calculated after tax using the corresponding effective tax rate discrete to each item and the weighted average number of diluted shares for the periods then ended. The Company defines adjusted earnings per diluted share as earnings per diluted share adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, other gains and losses not reflective of the Company’s ongoing operations, and related tax effects.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Earnings per diluted share	$0.54	$1.52	$2.24	$2.34

Non-comparable items:
Restructuring expense	0.07	0.53	0.58	0.86
Customer warranty settlement	0.26	—	0.26	—
Merger, acquisition and divestiture expense	0.05	0.13	0.19	0.38
Loss on sales of businesses	0.11	—	0.13	—
Asset impairments and lease modifications	0.05	—	0.05	0.08
Net gain on insurance recovery for property damage	—	—	(0.01)	(0.04)
Unrealized loss (gain) on equity securities	0.08	(1.26)	1.15	(1.36)
Loss on debt extinguishment	—	—	0.06	—
Intangible asset accelerated amortization	—	0.13	—	0.14
Amortization of inventory fair value adjustment	—	0.09	—	0.10
Delayed-draw term loan cancellation	—	—	—	0.01
Pension settlement loss	—	0.02	—	0.02
Tax adjustments	(0.10)	0.02	(0.50)	0.23

Adjusted earnings per diluted share	$1.06	$1.18	$4.15	$2.76

Net sales were $3,655 million for the fourth quarter 2021, down 6.9% from $3,926 million for the fourth quarter 2020 as the decline in industry production more than offset increased demand for the Company’s products. Net earnings for the fourth quarter 2021 were $129 million, or $0.54 per diluted share, compared with net earnings of $358 million, or $1.52 per diluted share, for the fourth quarter 2020. Adjusted net earnings for the fourth quarter 2021 were $255 million, or $1.06 per diluted share, compared to adjusted net earnings of $279 million, or $1.18 per diluted share, for the fourth quarter 2020. Adjusted net earnings for the fourth quarter 2021 excluded net non-comparable items of $(0.52) per diluted share. Adjusted net earnings for the fourth quarter 2020 excluded net non-comparable items of $0.34 per diluted share. These items are listed in the table above, which is provided by the Company for comparison with other results and the most directly comparable U.S. GAAP measures. The decrease in adjusted net earnings per diluted share was primarily due to the impact of the decline in industry production, higher commodity costs, and the AKASOL AG (“AKASOL”) acquisition.

Full Year 2022 Guidance: The Company has provided 2022 full year guidance. Net sales are expected to be in the range of $15.9 billion to $16.5 billion, compared with 2021 sales of $14.8 billion. This implies a year-over-year organic increase in sales of 10% to 14%. The Company expects its weighted light and commercial vehicle markets to increase in the range of approximately 6% to 9% in 2022. Foreign currencies are expected to result in a year-over-year decrease in sales of approximately $220 million, primarily due to the weakening of the Euro and Korean Won net of the strengthening of the Chinese Renminbi against the U.S. dollar. The divestiture of the Water Valley, Mississippi business will decrease year-over-year sales by approximately $177 million.

Operating margin is expected to be in the range of 8.7% to 9.4%. Beginning in 2022, the Company is updating its definition of adjusted operating income and adjusted operating margin to add back intangible asset amortization expense. Excluding the impact of non-comparable items and the add back of intangible asset amortization expense, adjusted operating margin is expected to be in the range of 10.2% to 10.7%. Net earnings are expected to be within a range of $3.71 to $4.19 per diluted share. Excluding the impact of non-comparable items, adjusted net earnings are expected to be within a range of $4.15 to $4.60 per diluted share. Full-year operating cash flow is expected to be in the range of $1,600 million to $1,650 million, while free cash flow is expected to be in the range of $700 million to $800 million.

At 9:30 a.m. ET today, a brief conference call concerning fourth quarter and full year 2021 results and 2022 guidance will be webcast at: http://www.borgwarner.com/en/Investors/default.aspx. Additionally, an earnings call presentation will be available at http://www.borgwarner.com/en/Investors/default.aspx.

BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. Building on its original equipment expertise, BorgWarner also brings market leading product and service solutions to the global aftermarket. With manufacturing and technical facilities in 93 locations in 22 countries, the Company employs approximately 49,000 worldwide. For more information, please visit borgwarner.com.

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Forward-Looking Statements: This press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “guidance,” “initiative,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Further, all statements, other than statements of historical fact contained or incorporated by reference in this press release that we expect or anticipate will or may occur in the future regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters, are forward-looking statements. Accounting estimates, such as those described under the heading “Critical Accounting Policies and Estimates” in Item 7 of our most recently-filed Annual Report on Form 10-K (“Form 10-K”), are inherently forward-looking. All forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. Forward-looking statements are not guarantees of performance, and the Company’s actual results may differ materially from those expressed, projected or implied in or by the forward-looking statements.

You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. These risks and uncertainties, among others, include: supply disruptions impacting us or our customers, such as the current shortage of semiconductor chips that has impacted original equipment manufacturer (“OEM”) customers and their suppliers, including us; commodities availability and pricing; competitive challenges from existing and new competitors including OEM customers; the challenges associated with rapidly-changing technologies, particularly as relates to electric vehicles, and our ability to innovate in response; uncertainties regarding the extent and duration of impacts of matters associated with the COVID-19 pandemic, including additional production disruptions; the difficulty in forecasting demand for electric vehicles and our electric vehicles revenue growth; the possibility that the proposed acquisition of Santroll’s light vehicle eMotor business will not be consummated; the ability to identify targets and consummate acquisitions on acceptable terms; failure to realize the expected benefits of acquisitions on a timely basis including our recent acquisition of AKASOL AG and our 2020 acquisition of Delphi Technologies PLC; the ability to identify appropriate combustion portfolio businesses for disposition and consummate planned dispositions on acceptable terms; the failure to promptly and effectively integrate acquired businesses; the potential for unknown or inestimable liabilities relating to the acquired businesses; our dependence on automotive and truck production, both of which are highly cyclical and subject to disruptions; our reliance on major OEM customers; fluctuations in interest rates and foreign currency exchange rates; our dependence on information systems; the uncertainty of the global economic environment; the outcome of existing or any future legal proceedings, including litigation with respect to various claims; future changes in laws and regulations, including, by way of example, taxes and tariffs, in the countries in which we operate; impacts from any potential future acquisition or disposition transactions; and the other risks noted in reports that we file with the Securities and Exchange Commission, including Item 1A, “Risk Factors” in our most recently-filed Form 10-K and/or Quarterly Report on Form 10-Q. We do not undertake any obligation to update or announce publicly any updates to or revisions to any of the forward-looking statements in this press release to reflect any change in our expectations or any change in events, conditions, circumstances, or assumptions underlying the statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except per share amounts)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net sales	$3,655	$3,926	$14,838	$10,165
Cost of sales	3,030	3,154	11,983	8,255
Gross profit	625	772	2,855	1,910

Selling, general and administrative expenses	376	350	1,460	951
Restructuring expense	20	131	163	203
Other operating expense, net	51	77	81	138
Operating income	178	214	1,151	618

Equity in affiliates’ earnings, net of tax	(8)	(8)	(48)	(18)
Unrealized loss (gain) on equity securities	25	(391)	362	(382)
Interest expense, net	18	19	93	61
Other postretirement income, net	(12)	(2)	(45)	(7)
Earnings before income taxes and noncontrolling interest	155	596	789	964

Provision for income taxes	1	211	150	397
Net earnings	154	385	639	567

Net earnings attributable to the noncontrolling interest, net of tax	25	27	102	67
Net earnings attributable to BorgWarner Inc.	$129	$358	$537	$500

Earnings per share attributable to BorgWarner Inc. — diluted	$0.54	$1.52	$2.24	$2.34

Weighted average shares outstanding — diluted	240.2	236.0	239.5	214.0

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(in millions)	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Air Management	$1,762	$1,942	$7,298	$5,678
e-Propulsion & Drivetrain	1,352	1,447	5,378	3,989
Fuel Injection	451	479	1,826	479
Aftermarket	203	194	853	194
Inter-segment eliminations	(113)	(136)	(517)	(175)
Net sales	$3,655	$3,926	$14,838	$10,165

Segment Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Segment Adj. EBIT") (Unaudited)
(in millions)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Air Management	$257	$301	$1,070	$762
e-Propulsion & Drivetrain	132	164	486	359
Fuel Injection	62	39	170	39
Aftermarket	25	22	107	22
Segment Adjusted EBIT	476	526	1,833	1,182
Corporate, including stock-based compensation	101	78	302	192
Restructuring expense	20	131	163	203
Customer warranty settlement	124	—	124	—
Merger, acquisition and divestiture expense	14	38	50	96
Loss on sales of businesses	22	—	29	—
Asset impairments and lease modifications	17	—	17	17
Net gain on insurance recovery for property damage	—	—	(3)	(9)
Intangible asset accelerated amortization	—	38	—	38
Amortization of inventory step-up	—	27	—	27
Equity in affiliates' earnings, net of tax	(8)	(8)	(48)	(18)
Unrealized loss (gain) on equity securities	25	(391)	362	(382)
Interest expense, net	18	19	93	61
Other postretirement income, net	(12)	(2)	(45)	(7)
Earnings before income taxes and noncontrolling interest	155	596	789	964
Provision for income taxes	1	211	150	397
Net earnings	154	385	639	567
Net earnings attributable to the noncontrolling interest, net of tax	25	27	102	67
Net earnings attributable to BorgWarner Inc.	$129	$358	$537	$500

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions)
	December 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$1,841	$1,650
Restricted cash	3	—
Receivables, net	2,898	2,919
Inventories, net	1,534	1,286
Prepayments and other current assets	321	312
Total current assets	6,597	6,167

Property, plant and equipment, net	4,395	4,591
Other non-current assets	5,583	5,271
Total assets	$16,575	$16,029

LIABILITIES AND EQUITY
Notes payable and other short-term debt	$66	$49
Accounts payable	2,276	2,352
Other current liabilities	1,456	1,409
Total current liabilities	3,798	3,810

Long-term debt	4,261	3,738
Other non-current liabilities	1,254	1,757
Total liabilities	9,313	9,305

Total BorgWarner Inc. stockholders’ equity	6,948	6,428
Noncontrolling interest	314	296
Total equity	7,262	6,724
Total liabilities and equity	$16,575	$16,029

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)	Year Ended
	December 31,
	2021	2020
OPERATING
Net cash provided by operating activities	$1,306	$1,184
INVESTING
Capital expenditures, including tooling outlays	(666)	(441)
Capital expenditures for damage to property, plant and equipment	(2)	(20)
Insurance proceeds received for damage to property, plant and equipment	5	20
Payments for businesses acquired, net of cash and restricted cash acquired	(759)	(449)
Proceeds from sale of businesses, net of cash divested	22	—
Proceeds from settlement of net investment hedges, net	11	10
(Payments for) proceeds from other investing activities	(6)	14
Net cash used in investing activities	(1,395)	(866)
FINANCING
Net (decrease) increase in notes payable	(8)	8
Additions to debt	1,286	1,178
Repayments of debt, including current portion	(699)	(331)
Payments for debt issuance costs	(11)	(10)
Payments for purchase of treasury stock	—	(216)
Payments for stock-based compensation items	(15)	(13)
(Purchase of) capital contribution from noncontrolling interest	(33)	4
Dividends paid to BorgWarner stockholders	(162)	(146)
Dividends paid to noncontrolling stockholders	(72)	(37)
Net cash provided by financing activities	286	437
Effect of exchange rate changes on cash	(3)	63
Net increase in cash and cash equivalents	194	818
Cash and cash equivalents at beginning of year	1,650	832
Cash, cash equivalents and restricted cash at end of year	$1,844	$1,650

Supplemental Financial Information (Unaudited)
(in millions)	Year Ended
	December 31,
	2021	2020
Depreciation and tooling amortization	$684	$479
Intangible asset amortization expense	$88	$89

Non-GAAP Financial Measures
This press release contains information about BorgWarner’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures below and in the Financial Results table above. The provision of these comparable GAAP financial measures for 2022 is not intended to indicate that BorgWarner is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, because not all companies use identical calculations, the non-GAAP financial measures as presented by BorgWarner may not be comparable to similarly titled measures reported by other companies.

Adjusted Operating Income and Adjusted Operating Margin
In 2021 and prior, the Company defined adjusted operating income as operating income adjusted to exclude the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations. Beginning in the first quarter of 2022, the Company is updating its definition of adjusted operating income and adjusted operating margin to add back intangible asset amortization expense. The updated definition of adjusted operating income is operating income adjusted to exclude the impact of restructuring expense, merger, acquisition and divestiture expense, intangible asset amortization expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations. Adjusted operating margin is defined as adjusted operating income divided by net sales.

Adjusted Net Earnings
The Company defines adjusted net earnings as net earnings attributable to BorgWarner Inc. adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations, and related tax effects. The impact of intangible asset amortization expense will continue to be included in adjusted net earnings.

Adjusted Earnings per Diluted Share
The Company defines adjusted earnings per diluted share as earnings per diluted share adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations, and related tax effects. The impact of intangible asset amortization expense will continue to be included in adjusted earnings per share.

Free Cash Flow
The Company defines free cash flow as net cash provided by operating activities minus capital expenditures, and it is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.

Organic Net Sales Change
The Company defines organic net sales changes as net sales change year over year excluding the estimated impact of foreign exchange (FX) and net M&A.

Adjusted Operating Income and Adjusted Operating Margin (Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions)	2021	2020	2021	2020
Net sales	$3,655	$3,926	$14,838	$10,165

Gross profit	$625	$772	$2,855	$1,910
Gross margin	17.1%	19.7%	19.2%	18.8%

Operating income	178	214	1,151	618
Operating margin	4.9%	5.5%	7.8%	6.1%

Non-comparable items:
Restructuring expense	$20	$131	$163	$203
Customer warranty settlement	124	—	124	—
Merger, acquisition and divestiture expense	14	38	50	96
Loss on sales of businesses	22	—	29	—
Asset impairments and lease modifications	17	—	17	17
Net gain on insurance recovery for property damage	—	—	(3)	(9)
Intangible asset accelerated amortization	—	38	—	38
Amortization of inventory step-up	—	27	—	27
Net non-comparable items	$197	$234	$380	$372

Adjusted operating income	$375	$448	$1,531	$990
Adjusted operating margin	10.3%	11.4%	10.3%	9.7%

Adjusted Net Earnings (Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2021	2020	2021	2020
Net earnings attributable to BorgWarner Inc.	$129	$358	$537	$500

Non-comparable items*:
Restructuring expense	16	126	140	185
Customer warranty settlement	64	—	64	—
Merger, acquisition and divestiture expense	13	31	45	81
Loss on sales of businesses	25	—	31	—
Asset impairments and lease modifications	12	—	12	17
Net gain on insurance recovery for property damage	—	—	(2)	(7)
Unrealized loss (gain) on equity securities	20	(298)	276	(291)
Loss on debt extinguishment	—	—	15	—
Intangible asset accelerated amortization	—	31	—	31
Amortization of inventory fair value adjustment	—	21	—	21
Delayed-draw term loan cancellation	—	—	—	2
Pension settlement loss	—	4	—	4
Tax adjustments	(24)	6	(124)	48

Adjusted net earnings	$255	$279	$994	$591

* The non-comparable items presented above are calculated after tax using the corresponding effective tax rate discrete to each item.

Free Cash Flow Reconciliation (Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2021	2020	2021	2020
Net cash provided by operating activities	$542	$376	$1,306	$1,184
Capital expenditures, including tooling outlays	(172)	$(179)	(666)	(441)
Free cash flow	$370	$197	$640	$743

Fourth Quarter 2021 Organic Net Sales Change (Unaudited)
(in millions)	Q4 2020 Net Sales	FX	Q4 2021 AKASOL Impact	Market Impact, Pricing & Other	Q4 2021 Net Sales	Organic Net Sales Change
Net sales
Air Management	$1,942	$(36)	$34	$(178)	$1,762	(9.2)%
e-Propulsion & Drivetrain	1,447	(3)	—	(92)	1,352	(6.4)%
Fuel Injection	479	(2)	—	(26)	451	(5.4)%
Aftermarket	194	(8)	—	17	203	8.8%
Inter-segment eliminations	(136)	—	—	23	(113)	—
Total net sales	$3,926	$(49)	$34	$(256)	$3,655	(6.5)%

Full Year 2021 Organic Net Sales Change (Unaudited)
(in millions)	2020 Net Sales	FX	Delphi Technologies Pro Forma Impact*	AKASOL Impact	Market Impact, Pricing & Other	2021 Net Sales	Organic Net Sales Change
Net sales
Air Management	$5,678	$185	$658	$67	$710	$7,298	11.2%
e-Propulsion & Drivetrain	3,989	153	552	—	684	5,378	15.1%
Fuel Injection	479	75	1,071	—	201	1,826	13.0%
Aftermarket	194	5	498	—	156	853	22.5%
Inter-segment eliminations	(175)	—	(152)	—	(190)	(517)	—
Total net sales	$10,165	$418	$2,627	$67	$1,561	$14,838	12.2%
*From January to September 2020 only

Adjusted Operating Income and Adjusted Operating Margin Guidance Reconciliation (Unaudited)
	Full-Year 2022 Guidance
(in millions)	Low	High
Net sales	$15,900	$16,500

Operating income	1,391	1,556
Operating margin	8.7%	9.4%

Intangible asset amortization expense	$94	$94

Non-comparable items:
Restructuring expense	$100	$100
Merger, acquisition and divestiture expense	30	20
Adjusted operating income (updated definition)	$1,615	$1,770
Adjusted operating margin (updated definition)	10.2%	10.7%

Adjusted Earnings Per Diluted Share Guidance Reconciliation (Unaudited)
	Full-Year 2022 Guidance
	Low	High
Earnings per Diluted Share	$3.71	$4.19

Non-comparable items:
Restructuring expense	0.33	0.33
Merger, acquisition & divestiture expense	0.11	0.08
Adjusted earnings per diluted share	$4.15	$4.60

Free Cash Flow Guidance Reconciliation (Unaudited)
	Full-Year 2022 Guidance
(in millions)	Low	High
Net cash provided by operating activities	$1,600	$1,650
Capital expenditures, including tooling outlays	(900)	(850)
Free cash flow	$700	$800